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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fifth Amended and Restated 1999 Stock Option Plan, the 2001 Omnibus Plan, the Employee Stock Purchase Plan, and the 2001 Non-Employee Directors' Stock Option Plan of dj Orthopedics, Inc. (formerly DonJoy, L.L.C.) of our report dated February 16, 2001, with respect to the consolidated financial statements of dj Orthopedics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2001, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP

                                                     ERNST & YOUNG LLP
San Diego, California
November 16, 2001